NEW CASTLE COUNTY REGISTRATION OF TRADE NAMES, PARTNERSHIPS & ASSOCIATIONS
TRADE NAME:	PCI Nevada Investments, a general partnership
Business Address:	1575 Delucchi Lane, Suite 115 Reno, Nevada 89502
Telephone Number:	(702) 825-6080
Title of Person, Firm or Association:
Names and addresses of all owners, members, or partners comprising the firm:
NAME Potomac Capital Joint Leasing Corporation Potomac Nevada Corporation	ADDRESS 1575 Delucchi Lane, Suite 115 Reno, Nevada 89502 1575 Delucchi Lane, Suite 115 Reno, Nevada 89502
Date of Formation:	April 15, 1998
Nature of Business: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

DISTRICT OF COLUMBIA             )
                                                            )  SS.:
CITY OF WASHINGTON                )

          BEFORE ME, the Subscriber, a Notary Public in and for the District of Columbia, personally appeared Leslie C. Zimberg, Vice President of Potomac Capital Joint Leasing Corporation, a principal in the business described in the foregoing Certificate, who, having first been sworn by me according to law did depose and say as follows:

          1. She is Vice President of a principal in the business described in the foregoing certificate.

          2. That the foregoing information provided in the foregoing certificate is true, correct and complete.

Sworn and subscribed before me this 15th day of April, 1998. /s/ KIM B.JONES Notary Public My Commission Expires May 14,2000	/s/ LESLIE C. ZIMBERG Affiant CERTIFIED AS A TRUE COPY ATTEST :SHARON AGNEW PROTHONOTARY BY /s/ DEIRDRE SADLER-CREW